Independent Auditors' Consent



To the Shareholders and Board of Directors of Greenwich Street California Municipal Fund Inc.:

We consent to the incorporation by reference, in this Prospectus, of our report dated October 13, 2000, on the statement of assets and liabilities for Greenwich Street California Municipal Fund Inc as of August 31, 2000 and the related statement of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended and the financial highlights for each of the years in the five-year period then ended. These financial statements and financial highlights and our report thereon are included in the Annual Report of the Fund as filed on Form N-30D.

We also consent to the reference to our firm under the headings
"Financial Highlights" and "Independent Auditors" in the Prospectus.



			KPMG LLP


New York, New York
November 22, 2000